UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 23, 2019

Houlihan Lokey, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-37537	95-2770395
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10250 Constellation Blvd., 5th Floor, Los Angeles, CA		90067
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 310-788-5200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.001	HLI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On August 23, 2019, Houlihan Lokey, Inc. (the “Company”) entered into a $100 million revolving credit agreement with Bank of America, N.A., as the administrative agent (the “Administrative Agent”), and certain other financial institutions party thereto as lenders (the “Credit Agreement”). The Credit Agreement, which refinances and replaces the Company’s existing credit agreement in its entirety, provides for $100 million, subject to the Expansion Option (as defined below), of aggregate revolving commitments (the “Revolver”) with a maturity date of August 23, 2022, which includes a $10 million sublimit for the issuance of standby letters of credit (“Letters of Credit”); provided that the total amount outstanding, at any time, under the Credit Agreement may not exceed the total aggregate amount of the Revolver, subject to the Company’s Expansion Option (as defined below).

Pursuant to the Credit Agreement, the Company, subject to certain conditions, has an expansion option (the “Expansion Option”), which, if exercised in full, would provide for a total credit facility of $200 million.

Loans under the Revolver bear interest, at the Company’s option, either at (x) a fluctuating rate of interest per annum equal to the highest of (a) the federal funds rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the rate per annum equal to the LIBOR Rate (as defined below), at or about 11:00 a.m., London time, 2 business days prior to such date for U.S. dollar deposits with a term of 1 month commencing that day plus 1.00% (such highest rate, the “Base Rate”); provided, that, if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of the Credit Agreement or (y) the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) for the applicable interest period selected by the Company (generally one (1), two (2), three (3), or six (6) months), or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “LIBOR Rate”) at or about 11:00 a.m., London time, 2 business days prior to the commencement of the applicable interest period, plus a margin of 1.00%.

The Company is required to comply with the following financial covenants under the Credit Agreement:

•	Maximum consolidated leverage ratio of 2.00 to 1.00; and

•	Minimum consolidated EBITDA of $150 million.

The Credit Agreement contains customary affirmative and negative covenants that, among other things, limit the ability of the Company to pay dividends, incur debt, incur liens and enter into certain transactions. A breach of such covenants or any other event of default would entitle the Administrative Agent to accelerate the Company’s debt obligations under the Credit Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1

Credit Agreement, dated as of August 23, 2019, by and among Houlihan Lokey, Inc., certain domestic subsidiaries of the borrower party thereto as guarantors, Bank of America, N.A., as the administrative agent and the L/C issuer, the lenders party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 26, 2019	Houlihan Lokey, Inc.

	By:	/s/ J. Lindsey Alley
	Name:	J. Lindsey Alley
	Position:	Chief Financial Officer